[***] Portions redacted in accordance with request for confidential treatment and filed separately with SEC.

HOSTED SERVICES AGREEMENT

This Hosted Services Agreement (the “Agreement”) is made and entered into as of October __, 2005 (the “Effective Date”), by and between IXI Mobile (R&D) Ltd., an Israeli corporation, with its office at 17 HaTidhar Street, Ra’anana, Israel 43665 (“IXI”) and Followap Inc, a Delaware corporation with its registered office at 6701 Democracy Boulevard, Suite 300, Bethesda MD 20817, USA (“Provider”).

WHEREAS, Provider wishes to make available certain services to IXI for use by customers and end users  and IXI wishes to purchase such services from Provider;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between IXI and Provider (the “Parties”) as follows :

1.           Definitions

For the purpose of this Agreement, the following terms shall have the meaning hereby assigned to them unless the context would obviously require otherwise.

“Active Subscriber” means, in any calendar month, a Subscriber that was logged in to the System and/or used the Service at least once in  such calendar month.

“Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person or entity.

“Client ID” shall mean a unique, identification number generated by Provider for an OGO (as defined below), and identifiable by IXI Customer, as defined within the System (as defined below).

“Commercial Launch” shall have the meaning given to it in Exhibit D.

“Dependencies” shall have the meaning given to it in Exhibit D.

“IXI Customer” means a company and or person to whom IXI re-sells the Service (including without limitation Operators, resellers, distributors, mobile virtual network operators (MVNO) and internet service providers (ISPs)).

“Key Milestone Date(s)” means the date specified in Exhibit D for Commercial Launch.

 “OGO” means the mobile messaging devices known as OGO, CT-10 and/or CT-12 and similar devices, including any updates, upgrades, modifications, next generation devices or replacements thereof.

“Operator(s)” means a supplier, licensor or provider of mobile telecommunications services to customers and/or end users.

“Portal” shall mean the following providers of instant messaging and/or email services: MSN, Yahoo!, ICQ and AOL.

“Project” means an OGO launch with an IXI Customer pursuant to an SOW under the terms of this Agreement.

“Roadmap” means a roadmap for a Project. Exhibit E.

“Reseller” means a person or entity who is authorized in writing by IXI to sell or license OGO devices and/or services.

“Service Level Agreement (SLA)” means the service level agreement attached hereto as Exhibit B.

“Services” means the hosted mobile instant messaging gateway and mobile email gateway services provided by Provider with respect to the delivery of mobile instant messaging and mobile email services to Subscribers for use with OGO, and as more fully set forth in an applicable SOW (as defined below).

“Statement of Work (SOW)” means a statement of work for a Project. Exhibit A.

“Subscriber” means a person who is an end user of the Service (including, without limitation, a customer of an IXI Customer).  For the avoidance of doubt and as an example, if an IXI Customer re-sells the Service onto General Motors Inc, General Motor's employees rather than the corporate entity itself would be deemed to be the Subscribers (and as such an Active Subscriber Fee would be payable for each employee that is an Active Subscriber).

“System” means the combination of hardware and software provided by or on behalf of, or used by, Provider for the provisioning of the Services.

“Territory” means [***].

 “Year” means a period of 12 months from Commercial Launch.

Other capitalized expressions used in this Agreement shall have the meanings assigned to them elsewhere in this Agreement. Terms in the singular form will also include the plural, and vice versa, where the context so requires.

2.           Appointment.

2.1
IXI hereby appoints Provider to provide the Services with respect to the IXI Customers set forth in Exhibit F below and Provider agrees to provide the Services on the terms and conditions set forth herein.  In providing the Services, the parties agree that Provider shall host, operate and maintain the Systems and IXI will allow Provider to connect said Systems to such IXI Customers’ network and/or Portal network if and as required to provide the Services as determined by IXI in accordance with this Agreement.

[***].

2.2
Provider hereby grants to IXI a non-exclusive right and license to make the Services available to Subscribers in the Territory and to promote and market the Services pursuant to the terms and conditions of this Agreement.

2.3	IXI shall only provide the Services to IXI Customers.

2.4
The parties intend the Services to be to be rolled out for the MSN Portal in accordance with the timetable set out in Exhibit D.  After Commercial Launch of the MSN Portal the parties shall discuss the roll out of the Service for other Portals.  Provided that both parties agree (in writing) and there is sufficient lead-time (which in any event shall be no less than three months) the Service shall be rolled out to other specified Portals.

2.4.1
Provider and IXI will work together collaboratively in good faith to achieve commercial launch of AOL IM and email and YAHOO! IM and email by January 15th 2006.  Provider will make best, commercially reasonable efforts to achieve an implementation of the functionality listed Exhibit E in as far as is directly under their control.  IXI will assist with regard to gaining access to certification with AOL and Yahoo! and will pay all time and material costs associated with certification of Provider's Services with the OGO provided that these do not include the development costs for the Provider to develop working interfaces and implementations.  The Parties agree to generate in good faith shared implementation milestones and delivery dates

2.5
IXI and Provider shall in good faith jointly prepare the initial forecast of Subscribers and a rolling forecast of Subscribers, the forecast being revised on a monthly basis and the forecast for the proceeding two months to be used by Provider in order to perform capacity planning and to build out the infrastructure to implement the Services.  For the sake of clarity, Provider shall prepare capacity in advance according to the two month window in the jointly prepared rolling forecast.  In the case where the capacity set forth in the two month window of the rolling forecast is not utilized within a subsequent six month period, and is greater than [***] of the preceding month, IXI will reimburse Provider in full for time and material costs for building such excess infrastructure, provided such time and material costs were jointly agreed to by Provider and IXI at the time that such rolling forecast was prepared.

2.6
Provider will provide IXI, free of charge, with access to the Services for up to 1,000 Subscribers across a variety of IP addresses for the purpose of demonstration, engineering and/or testing; provided that no additional system will be needed to be setup by Provider.

2.7
IXI shall provide to Provider, no later than 30 days after commercial launch of Services at IXI Customer, either an acceptance statement of the Services or a written report of any deficiencies in the Services, based on the SOW (“Punchlist”). Upon fixing the deficiencies as detailed in the Punchlist, IXI shall send to Provider an acceptance statement. If IXI shall not send an acceptance statement or Punchlist within 30 days after commercial launch of Services at IXI Customer or notice that the deficiencies in the Punchlist have been fixed, the Services will be deemed to have been accepted.   The parties agree and acknowledge that this Section 2.7 is not intended to limit in any way IXI’s rights under Section 2.1 above.

3.           Fees.

3.1	IXI’s payment obligations hereunder and payment terms are set forth in Exhibit C.

4.           Reports.

Information and/or reports (“Service Reports”) will be provided as set forth in the attached SLA, Statement of Work or as otherwise agreed to by IXI and Provider.

The parties hereby agree and acknowledge that all of the information included in any Service Report is solely the Confidential Information of IXI and Provider relinquishes any right or claim it may have, now or in the future, to such information.  Upon IXI’s written request, whether before or after termination of this Agreement for any reason, Provider will immediately transfer to IXI all information stored on Provider’s servers (or other infrastructure equipment) which is included in or related to any and all of the Service Reports.

The parties hereby agree that Provider may make use of the data in the Service Report provided that such data  cannot be related to any specific IXI Customer.

5.           Limited Service Warranty; Support

5.1	Provider warrants that the Services will be provided in a professional manner in accordance with the terms of this Agreement (including all Exhibits hereto).

5.2	Provider shall (in addition to the Services) provide Service Support throughout the Term in accordance with the SLA attached hereto as Exhibit B.

5.3
THE FOREGOING WARRANTIES SET FORTH IN SECTIONS 5.1 AND 5.2 ARE THE SOLE WARRANTIES GRANTED BY PROVIDER IN CONNECTION WITH THE SERVICES. The parties exclude all other warranties implied by statute, common law or otherwise to the maximum extent permitted by applicable law.

6.           General Warranties and Representations

6.1	Provider and IXI each hereby represent and warrant that:

(i)	it has all right, power and authority to enter into this Agreement and to fully perform its obligations hereunder; and

(ii)	the execution of this Agreement does not and will not violate any other agreement by which it is bound or its charter or bylaws.

6.2	IXI represents and warrants that:

(i)
it will not use the Services in conjunction with an IXI Customer without a written agreement between IXI and such IXI Customer and without a right to enable the Services between such IXI Customer and Portal.

7.	Indemnification and Liability.

7.1
Provider shall indemnify, defend and hold harmless IXI and its Affiliates, directors, officers and employees (“Indemnitees”) against all actions, claims, demands, suits, losses and damages (including reasonable costs, expenses and reasonable attorneys’ fees) (collectively, “IPR Losses”) insofar as such IPR Losses arise out of or relate to: claims that use of the Services, even if running without an OGO would constitute an infringement of a patent, trademark, copyright or other intellectual property right in the Territory. Provider will reimburse each Indemnitee for [***].

In the event that use of the Services, or any part thereof, is preliminarily or permanently enjoined (as a result of a court order or agreement of the parties to a lawsuit) provided that Provider can establish that the Services would not have been so enjoined if not used with an OGO, Provider shall promptly, at Provider’s option and sole expense, do one of the following:

(i)	procure for IXI the rights for continued use and/or sale of the Services in their present form; or

(ii)	replace or modify the Services, if infringing, so that they no longer infringe any such rights and compensate IXI for reasonable expenses associated with such replacement or modification; or

(iii)	terminate this Agreement and pay IXI a termination fee of [***] which the parties agree is a reasonable estimate of the costs to be incurred by IXI pursuant to such a termination.

7.2
Provider shall indemnify, defend and hold harmless Indemnitees against all actions, claims, demands, suits, losses and damages (including reasonable costs, expenses and reasonable attorneys’ fees) (collectively, “Service Losses”) insofar as such Service Losses arise out of or relate to actions taken or omissions by or on behalf of Provider in providing the Services that are not required by the SOW.  Provider will reimburse each Indemnitee for [***].

7.3
IXI shall indemnify Provider and its directors, officers and employees against all actions, claims, demands, suits, losses and damages (including reasonable costs, expenses and reasonable attorneys’ fees) (collectively, “IXI Losses”) relating to this Agreement which arise out of:

(i)	any unauthorized alteration or modification of the Services; or

(ii)	any unlawful use of the Services by IXI.

7.4
The obligations of each party under this Section 7 shall be subject to the requirements that (i) the indemnified party notify the indemnifying party in writing within a reasonable time after the indemnified party is notified of a claim; (ii) the indemnifying party have sole control of the defense of the claim (except that the indemnified may participate in the defense at its own expense) and all related monetary settlement negotiations (any non-monetary terms that bind the indemnified party shall require the prior written approval of the indemnified party, not to be unreasonably withheld or delayed); (iii) the indemnified party not making any written offer of settlement to the third party claimant without the prior written consent of the indemnifying party (such consent not to be unreasonably withheld or delayed); and (iv) the indemnified party shall, at the indemnifying party’s request and expense, provide the indemnifying party with assistance reasonably necessary for the indemnifying party to perform its obligations under this Section 7; provided that the indemnified party shall not be required to admit liability under any circumstances.

7.5
Notwithstanding any other clause in this Agreement (including, without limitation, IXI's obligation to pay the fees in accordance with Clause 3), in no event will either party’s total aggregate liability for any Service Losses, IXI Losses or other damages arising from or in connection with this Agreement whether in actions based on contract, tort or any other legal theory, [***].

7.6
Notwithstanding any other clause in this Agreement (including, without limitation, IXI's obligation to pay the fees in accordance with Clause 3), in no event will either party’s total aggregate liability for any IPR Losses arising from or in connection with this Agreement  whether in actions based on contract, tort or any other legal theory, [***].

7.7
Neither party shall under any circumstance or under any legal theory be responsible for any loss of profits, loss of business, loss of revenues, or interruption of business, or loss of anticipated saving, or damage to goodwill, or for any indirect, special, incidental, consequential, or punitive damages of any kind arising from or relating to this Agreement or the subject matter hereof, even if such party has been informed of the possibility of such damage or loss by the other party.

7.8	Nothing in this Agreement shall exclude or limit either party's liability:

(a)           for death or personal injury arising from its negligence;

8.           Term: Termination; Effects of Termination; Survival

8.1
Term.  The term of this Agreement shall commence on the Effective Date and shall end three (3) years thereafter the Commercial Launch (the “Term”). This Agreement shall automatically renew for additional periods of twelve (12) months each unless terminated by written notice by either of the parties ninety (90) days prior to its expiration (including the end of any renewal period) or unless sooner terminated under the terms of this Agreement. “Term” as used in this Agreement shall include any such renewal periods.

8.2	Termination.

(i)	Either party may terminate this Agreement:

(a)
upon a material breach by the other party of any of its representations, warranties, agreements or obligations hereunder (including without limitation each SOW and SLA), which breach is not cured to the reasonable satisfaction of the non-breaching party within fifteen (15) days from the date of receipt of written notice of such breach (such 15 day period, the “Cure Period”).  For clarification purposes, any termination of this Agreement under this Section 8.2(i)(a) by IXI for Provider’s breach of an SLA will not relieve Provider of any amounts owed to IXI resulting from such breach.

Notice of such termination must be provided no later than 5 days after cure of such breach. Failure to provide notice of termination within the 5 day period will result in the end of the right to terminate for that breach.

(b)	if the other party ceases its operations, or those operations applicable to the rights granted hereunder or becomes insolvent.

(ii) IXI may terminate this Agreement for convenience upon one hundred eighty (180) day written notice to Provider.  Such termination will not relieve  the terminating Party from paying other Party any amounts due prior to such termination under this Agreement.

(iii)
IXI may terminate this Agreement upon a material breach by the Provider of any of its obligations related to the Roadmap, where a commercially reasonable effort to implement the Roadmap was not made by Provider, which breach is not cured to the reasonable satisfaction of IXI within thirty (30) days from the date of receipt of written notice of such breach for items that, according to the Roadmap, are to be implemented before December 16th, 2005 and fifty (50) days for items that are to be implemented after December 16th, 2005.  For clarification purposes, any termination of this Agreement under this Section 8.2(iii) by IXI for Provider’s breach related to the Roadmap will not relieve Provider of amounts, if any, owed to IXI resulting from such breach.

Notice of such termination must be provided no later than Five (5) days after cure of such breach. Failure to provide notice of termination within the Five (5) day period will result in the end of the right to terminate for that breach.

8.3
Effects of Termination.  Upon termination of the Agreement, each party, to the extent applicable, shall return to the other party (or at the other party’s sole election, destroy)  all of the Confidential Information of the other party then in such party’s possession or control.  Upon written request, each party shall provide to the other party a written certificate of an authorized officer that it has complied with its termination obligations.

8.4
Surviving Provisions.  In the event of expiration or termination of this Agreement for any reason, those Sections under this Agreement that by their nature would continue beyond the expiration or termination, shall survive expiration or termination.

9.           Confidential Information

Provider and IXI have entered into a certain Nondisclosure Agreement in October 2004  (the “Nondisclosure Agreement”) incorporated herein by this reference. Provider and IXI hereby ratify and confirm their continuing duties, rights and remedies, subject to section 7.5 above, under the Nondisclosure Agreement.

10.         Miscellaneous

10.1	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Israel, without regard to its conflict of laws principles.

10.2	Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of any court sitting in Tel Aviv, Israel over any action or proceeding arising out of this Agreement.

10.3
Public Announcements.  The parties hereto agree that they will issue a joint press release as mutually agreed to between the parties following execution of this Agreement. In addition, each party has the right to make a public announcement on the signature of this agreement. Furthermore, Provider has the right to make a public announcement about the Provider powering the Services of IXI Customers using the Provider product upon commercial launch at the IXI Customer; provided any such announcement does not include the identity of any IXI Customer that has not been made public.

14.4
Assignment.  Other than as provided for herein, no party shall transfer, assign or convey any rights hereunder in whole or in part to any person, whether by contract or by operation of law, without the prior written approval of the other party which shall not be unreasonably withheld or delayed; provided, however, that either party may, without the other party’s prior written approval, assign this Agreement to: (i)  an Affiliate of such assigning party or (ii) any entity to whom it transfers all or substantially all of its assets as part of a corporate reorganization, merger, consolidation, initial public offering (IPO), spin-off or sale.

10.5
Independent Contractor.  Nothing herein shall make either party the agent of the other for any purpose whatsoever.  Neither party shall bind or attempt to bind the other to any agreement or performance of any obligation, nor represent that it has any right to enter into any undertaking on behalf of the other.  The relationship of the parties shall be of independent contractors.

10.6
Notices.  All notices and other communications provided for hereunder shall be in writing and deemed delivered (i) upon receipt if by hand, overnight courier or telecopy (provided a copy is mailed by certified mail, return receipt requested, postage prepaid) and (ii) three days after mailing by certified mail, return receipt requested, postage prepaid to the addresses set forth in the first page hereof, and if to Provider, to the attention of Yoram Katz with a copy to Damian Black (VP Business Development) and Mark Rowlinson (CFO) and if to IXI, to the attention of Shai Farkash (VP Engineering) with a copy to Amit Haller (CEO) and Gadi Meroz (GC), or to such other address or title by giving proper notice thereof.

10.7
Waiver; Severability.  Any failure or delay by either party in exercising any right or remedy shall not be deemed a waiver of any further, prior, or future right or remedy hereunder.  If any provision is declared invalid or unenforceable, the other provisions shall remain in full force and effect, and this Agreement shall be deemed amended to replace, to the extent legally permitted, the rights and obligations contained in the invalid or unenforceable provision.  The invalidity or unenforceability of any provision shall not constitute a failure of consideration hereunder.

10.8
Amendment.  No modification of or amendment to this Agreement shall be effective unless made by mutual agreement of the parties in writing; provided, however, that the parties may modify Exhibits as permitted in the Agreement.  The parties agree that the project timetable and Dependencies can be amended in writing by the  respective party's project managers, and if by email then only if approved by an officer of each party..

10.9
Entire Agreement.  This Agreement and its Annexes and Exhibits together, and the Nondisclosure Agreement, constitute the entire agreement between Provider and IXI, and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.  To the extent of any conflict between the terms of this Agreement and any Exhibit, except Exhibit C, the terms of  the Agreement shall govern. Each party acknowledges that it has entered into this Agreement in reliance only upon the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, each party shall have no liability in respect of any other representation, warranty or promise made prior to the date of this Agreement.

10.10
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

10.11
No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction (or similar concept) will be applied against any party hereto.

10.12	Force Majeure. Neither party shall be liable hereunder for any delay or failure to perform due to causes beyond its reasonable control.

10.13	Headings. Section headings are for convenience only and shall not affect their interpretation. Unless otherwise indicated, references to a “Section” shall be to a Section of this Agreement

10.14
Dependencies. IXI acknowledges that the provision of the Services is dependent upon IXI promptly providing the Dependencies as described in Exhibit D below.  The parties agree that any delay by IXI in providing the Dependencies to Provider shall automatically result in an adjustment of the Key Milestone Dates by the amount of such delay.

10.15
Escalation.      If any dispute arises between the parties with respect to this Agreement, either party may call a meeting of the parties for the purpose of resolving such dispute (by service of a meeting notice giving the other party not less than 5 days advance warning) and each party agrees to procure that • for IXI and • for the Provider (or an appropriate designate) shall attend all such meetings.  If the representatives fail to resolve the dispute within 14 days of service of such notice or such longer period as may be agreed, then this dispute resolution procedure shall be deemed to have been exhausted. This Clause 10.15 is without prejudice to either party's other rights or remedies including the right to seek injunctive relief or otherwise commence legal proceedings at any time.

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IN WITNESS WHEREOF, Provider and IXI have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Followap Inc	IXI Mobile (R&D) Ltd.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

Statement of Work

EXHIBIT B

Service Level Agreement

EXHIBIT C

Fees

1.	Up-Front Fee

(a)
IXI shall pay Provider an up-front setup fee of: [***] (“StartUp Fee”).  Provider may invoice IXI for this fee any time after the Effective Date. This fee is payable upon execution of this Agreement and is irrevocable, unconditional and non-refundable.

(b)
IXI shall make a prepayment of Active Subscribers Fees (defined below) to Provider of [***] (“Prepayment Fee”) within 60 days of the Effective Date. This fee is irrevocable, unconditional and non-refundable.

2.	Active Subscriber Fees

(a)
Subject to the prepayment above, IXI shall pay Provider per Active Subscriber per month per Portal per IMEI (“Active Subscriber Fees”): [***] for “Bronze Package” under the SLA, [***] for “Silver Package” under the SLA and [***] for “Gold Package” under the SLA.

Notes:

(1)
As an example, if an Active Subscriber has a one account with one Portal IXI shall pay Provider [***] per month for “Bronze Package”.  If an Active Subscriber has multiple OGOs with a single Portal IXI shall pay Provider [***] per OGO per month for “Bronze Package”.  If an Active Subscriber has one account with one Portal and another account with another Portal IXI shall pay Provider [***] per month for “Bronze Package”.

(2)
IXI shall make said Payments quarterly in arrears (commencing at the end of the calendar quarter within which the Commercial Launch has occurred, and continuing on a quarterly basis throughout the Term (each such annual quarter, a “Service Quarter”)). IXI will pay within 30 days of the end of each Service Quarter.

3.	Minimum Fees

(a)
During the first three (3) years of the term of this Agreement, IXI’s Active Subscriber Fees, in the aggregate, excluding any T&M payments and excluding the StartUp Fee, payable by IXI to Provider will be no less than the following “Annual Commitments” based on the first three years of the Agreement as follows based on the anniversary of the execution of this Agreement:

Year 1                                [***]
Year 2                                [***]
Year 3                                [***]

Any deficit (due to shortfall of Subscribers in any one of the first three Years) may be invoiced by Provider at any time after the end of the applicable Year provided the Agreement has not been terminated as described in sections  3(b) or 3(c) below.

(b) Should IXI terminate this Agreement for convenience pursuant to Section 8.2(ii) of the Agreement, then all future IXI payment obligations under this Agreement shall cease (including those set forth above in Section 3(a) of this Exhibit C), provided, however, that if IXI has paid Provider less than the pro-rated Annual Commitment for the year applicable at the time of such termination, then IXI will be obligated to pay an amount equal to the such pro-rated amount minus the sum of the Active Subscriber Fees paid so far for that year of the Agreement, and further provided that if IXI has paid Provider less than [***] when taking into consideration the Up-Front Fee plus all Active Subscriber fees plus fees arising from Annual Commitment payments paid from the original execution date of the Agreement until the termination date, then IXI will be obligated to pay the balance to ensure that Provider receives a minimum of US [$***] (excluding all T&M payments) for all such fees. If due pursuant to this section 3(b), then all such payments are irrevocable, unconditional and non-refundable.

(c) Notwithstanding anything else, should IXI terminate this Agreement for breach pursuant to Section 8.2(i) of the Agreement, then all future IXI payment obligations under this Agreement shall cease (including those Annual Commitments set forth above in Section 3(a) of this Exhibit C).

4.	Any such balancing payment shall be made by IXI to the Provider within ninety (90) days of termination.

5	Time and Materials Payments

IXI will pay Provider for labor time and materials incurred with any additional work arising from addition of new IXI Customers to use the Services and arising from any certification work associated with the Portals supported by the Services (“T&M”) and from any work required to support new devices or changes to devices, such T&M to be mutually agreed by the Parties in advance.  T&M payments are not considered for the purpose of calculating Annual Commitment contributions.

6	Terms of Payment

(a)	Unless indicated otherwise, all payments made hereunder shall be made in US Dollars.

(b)	All amounts are exclusive of VAT

( c)
All fees due under this Agreement shall be paid by IXI within thirty (30) days of receipt of an invoice from Provider, by bank wire transfer in immediately available funds to an account or accounts designated by Provider

(d)
Any amounts overdue shall be subject to interest equal to the lesser of one percent (1.0%) per month and the maximum amount permitted by law, calculated on a daily basis and payable in respect of the period from when payment was due until payment is received by Provider (including all interest).

(e)	All fees due under this Agreement are exclusive of all taxes and levies which shall be paid by IXI at the prevailing rate.

(f)
IXI shall issue a Purchase Order to Followap no later than ten (10) days from execution of this Agreement, to the sum of [***] subject to the conditions of section 3 of this Annex. Purchase Order shall state the SLA package required. .

EXHIBIT D

Timetable and Dependencies

Timetable

The Services as described in SOW shall be ready for commercial launch by [***] (“Commercial Launch”).

Dependencies

IXI must supply Provider with the final version of the OGO that will be commercially used in conjunction with the Services at least 1 month before Commercial Launch.

IXI must ensure connectivity to MSN service center at least two weeks before acceptance tests at IXI Customer.

EXHIBIT E

Roadmap

EXHIBIT F

Appointed Customers

[***]

[***]

[***]